Exhibit 10.1

SIXTH AMENDED AND RESTATED
MASTER RELATIONSHIP AGREEMENT
between
HAGERTY, INC.
THE HAGERTY GROUP, LLC
and
MARKEL GROUP INC.
dated
JANUARY 1, 2026

Table of Contents
Page
1.1    Terms    2
1.2    Interpretation    9
ARTICLE II
CONTINUATION OF THE RELATIONSHIP
2.1    Continuation of the Relationship    9
2.2    Transfer of Insurer Equity    9
2.3    Option Payments    9
2.4    Cooperation in Novations for Evanston    10
2.5    Allstate, Foremost and Nationwide Agreements    10
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MARKEL
3.1    Incorporation and Authority of Markel and the Insurer    10
3.2    No Conflict    11
3.3    Governmental Approvals    12
3.4    Legal Proceedings    12
3.5    Insurer Permits and Evanston Permits    12
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HAGERTY
4.1    Incorporation and Authority    12
4.2    No Conflict    13
4.3    Governmental Approvals    14
4.4    Legal Proceedings    14
4.5    Hagerty Permits    14
ARTICLE V
COVENANTS AND AGREEMENTS
5.1    Operating Covenants    14
5.2    Permits and Governmental Approvals    17
5.3    Insurer Rating    17
5.4    Name of the Insurer    18
5.5    Acquisition of the Insurer by Hagerty    18
5.6    Business    23

5.7    Ownership of Intellectual Property    23
5.8    Reinsurance Program    23
5.9    Non-Solicitation of Customers    24
5.10    Confidentiality    24
5.11    Transaction Agreements    24
5.12    Compliance with Law    25
5.13    Further Assurances    25
5.14    Notice Obligation    25
ARTICLE VI
TERM AND TERMINATION
6.1    Term    25
6.2    Termination    26
6.3    Effects of Termination    27
6.4    Acquisition of the Insurer    29
6.5    Surviving Obligations    30
ARTICLE VII
INDEMNIFICATION
7.1    Indemnification by Markel    31
7.2    Indemnification by Hagerty    31
ARTICLE VIII
MISCELLANEOUS
8.1    Expenses    31
8.2    Relationship of the Parties    31
8.3    Public Announcements    31
8.4    Notices    32
8.5    Governing Law    32
8.6    Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial    33
8.7    Assignment    36
8.8    Third-Party Beneficiaries    37
8.9    Specific Performance    37
8.10    Severability    37
8.11    Headings    37
8.12    Amendments; Waivers; etc.    37
8.13    Entire Agreement    37
8.14    Counterparts    38
8.15    Applicability of this Agreement    38

SIXTH AMENDED AND RESTATED MASTER RELATIONSHIP AGREEMENT
THIS SIXTH AMENDED AND RESTATED MASTER RELATIONSHIP AGREEMENT (including all amendments hereto, this “Agreement”) is made and entered into this January 1, 2026 by and between (i) Hagerty, Inc., a corporation organized under the laws of the State of Delaware (“HGTY”), and The Hagerty Group, LLC, a limited liability company organized under the laws of the State of Delaware (“Hagerty”), on the one hand, and (ii) Markel Group Inc. (formerly known as Markel Corporation), a corporation incorporated under the laws of the Commonwealth of Virginia (“Markel”), on the other hand. HGTY, Hagerty and Markel may hereinafter be referred to from time to time as a “Party” in their individual capacities and as “Parties” collectively.
WITNESSETH:
WHEREAS, pursuant to that certain Master Alliance Agreement, dated as of March 9, 2012 (the “Original Alliance Agreement”), between Hagerty and Markel, Hagerty and Markel entered into a business relationship involving the marketing, production, underwriting, selling and administration of personal property and casualty Insurance Policies (other than overseas cargo Insurance Policies) for classic and collector motor vehicles, collectibles, automotive tools and spare parts, “automobilia” (i.e., any historic or collectible item linked with motor vehicles) and vintage camper trailers within the fifty (50) United States and the District of Columbia that are eligible for and included in the Core Program (the “Business”) and the ownership of an insurer with respect thereto;
WHEREAS, on October 16, 2012, Hagerty and Markel entered into that certain First Amended and Restated Master Alliance Agreement, amending and restating the Original Alliance Agreement (as amended by Amendment No. 1 to the First Amended and Restated Master Alliance Agreement, dated December 28, 2012, the “First Amended Alliance Agreement”);
WHEREAS, on March 22, 2017, Hagerty and Markel entered into that certain Second Amended and Restated Master Alliance Agreement, amending and restating the First Amended Alliance Agreement (the “Second Amended Alliance Agreement”);
WHEREAS, on June 20, 2019, Hagerty and Markel entered into that certain Third Amended and Restated Master Alliance Agreement, amending and restating the Second Amended Alliance Agreement and, on February 5, 2021, entered into the First Amendment thereto (as amended, the “Third Amended Alliance Agreement”);
WHEREAS, on December 8, 2021, Hagerty and Markel entered into that certain Fourth Amended and Restated Master Alliance Agreement, amending and restating the Third Amended Alliance Agreement (the “Fourth Amended Alliance Agreement”);
WHEREAS, on December 18, 2023, HGTY, Hagerty and Markel entered into that certain Fifth Amended and Restated Master Alliance Agreement, amending and restating the Fourth Amended Alliance Agreement (the “Fifth Amended Alliance Agreement”); and

WHEREAS, in connection with the changing nature of the business relationship among the Parties regarding the Business (the “Relationship”) as reflected in the amendments to, terminations of and amendment and restatements of, as applicable, certain of the Transaction Agreements, the Parties desire to amend and restate the Fifth Amended Alliance Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Terms. The terms defined in this Article I shall have the meanings ascribed to them herein whenever they are used in this Agreement.
“2013 Evanston Reinsurance Agreement” means that certain Personal Property and Casualty 100% Quota Share Reinsurance Agreement, effective January 1, 2013, between the Insurer and Evanston, as terminated effective January 1, 2017.
“2017 Evanston Reinsurance Agreement” means that certain Personal Property and Casualty 100% Quota Share Reinsurance Agreement, effective as of January 1, 2017, by and between the Insurer and Evanston.
“2024 Evanston Reinsurance Agreement” means that certain First Amended and Restated Personal Property and Casualty 100% Quota Share Reinsurance Agreement, effective as of January 1, 2024, by and between the Insurer and Evanston (amending and restating the 2017 Evanston Reinsurance Agreement), as terminated by agreement of the parties to such agreement on a “cut-off” basis as of 12:00:01 a.m. Eastern Time on January 1, 2026.
“Action” means any claim, action, suit, complaint, charge, litigation, arbitration, petition, demand, inquiry, audit, proceeding (including any formal or informal civil, criminal administrative, investigative or appellate process), prosecution, contest, hearing, examination or investigation that has been, is being or may in the future be commenced, brought, conducted or heard by or before, or that otherwise involves or may involve, any Governmental Authority, mediator or mediation panel.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person.
“Agreement” shall have the meaning set forth in the Preamble.
“A.M. Best” means A.M. Best Company, Inc.
“Arbiter” shall have the meaning set forth in Section 8.6(d)(i).
“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks located in New York, New York are authorized or required by any applicable Law or Governmental Order to be closed.
“Change of Control” means, (a) with respect to HGTY or Hagerty, as applicable, any Person holds a greater percentage of the ultimate voting power, directly or indirectly, of HGTY or Hagerty, as applicable, than each of (i) Markel and its Affiliates and (ii) the Hagerty Owners and its Affiliates; provided, that, no Change of Control shall be deemed to have occurred pursuant to this clause (a) to the extent caused by or otherwise resulting from the transfer of Markel’s or its Affiliates’ direct or indirect ownership interests in HGTY or Hagerty, as applicable, and (b) with respect to Markel, the acquisition or assumption (other than by an Affiliate of Markel) of (i) Control of Markel, whether by merger, consolidation, stock acquisition, or otherwise or (ii) all or substantially all of the assets, liabilities or business of Markel.
“Claims Services and Management Agreement” means that certain Second Amended and Restated Claims Services and Management Agreement, dated as of January 1, 2026, by and between Hagerty Agency and MSI.
“Code” means the United States Internal Revenue Code of 1986.
“Confidential Information” shall have the meaning set forth in Section 5.10.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled”, “Controlled by” and “under common Control with” shall have correlative meanings.
“Core Program” shall have the meaning set forth in the Second Amended Agency Agreement.
“Dispute” shall have the meaning set forth in Section 8.6(a).
“End Date” shall have the meaning set forth in Section 5.5(a).
“Essentia QSRA” means that certain Quota Share Reinsurance Agreement, dated as of January 1, 2026, by and among the Insurer, Hagerty Re and Hagerty Agency.
“Essentia Trust Agreement” means that certain Trust Agreement, dated as of January 1, 2026, by and among Hagerty Re, the Insurer and KeyBank National Association.
“Estimated Insurer Acquisition Price” shall have the meaning set forth in Section 5.5(b).
“Estimated Insurer Acquisition Price Notice” shall have the meaning set forth in Section 5.5(b).

“Evanston” means Evanston Insurance Company, an Illinois-domiciled insurance company.
“Evanston Permits” shall have the meaning set forth in Section 3.5.
“Evanston Reinsurance Agreement” means (i) the 2013 Evanston Reinsurance Agreement, (ii) the 2017 Evanston Reinsurance Agreement, or (iii) the 2024 Evanston Reinsurance Agreement, as applicable.
“Evanston Reinsured Policy” means any Insurance Policy with respect to which Liability is ceded or retroceded by the Insurer to Evanston pursuant to the Evanston Reinsurance Agreement.
“Evanston Trust Agreement” means that certain Trust Agreement, dated as of May 12, 2021, as amended as of January 1, 2026, by and among Hagerty Re, Evanston and KeyBank National Association.
“Fifth Amended Alliance Agreement” shall have the meaning set forth in the Recitals.
“Final Insurer Acquisition Price” shall have the meaning set forth in Section 5.5(c).
“First Amended Alliance Agreement” shall have the meaning set forth in the Recitals.
“First Amended Agency Agreement” means that certain First Amended and Restated Personal Lines Agency Agreement, dated as of April 24, 2023, by and among Hagerty Agency, the Insurer and Hagerty Marine.
“Fourth Amended Alliance Agreement” shall have the meaning set forth in the Recitals.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Agency Agreement” means that certain General Agency Agreement, dated as of January 1, 2026, by and among the Insurer, Hagerty Re and Hagerty Agency.
“Governmental Approval” means any approval, authorization, consent, qualification, permit, license, order, permission, registration, certificate, variance, clearance or any waiver of any of the foregoing, obtained or required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority.
“Governmental Authority” means any foreign or United States federal, state, provincial or local governmental, quasi-governmental, legislative, regulatory or administrative authority, agency, body, commission or other similar entity or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award or agreement entered by or with any Governmental Authority.
“Hagerty” shall have the meaning set forth in the Preamble.
“Hagerty Acquisition Notice” shall have the meaning set forth in Section 5.5(a).
“Hagerty Agency” means Hagerty Insurance Agency, LLC.
“Hagerty Marine” means Hagerty Classic Marine Insurance Agency, LLC.
“Hagerty Owners” means (a) the Persons that Control HGTY or Hagerty, as applicable, directly or indirectly, as of the date hereof, (b) with respect to any such Person that is a natural person, any spouse, ancestor or descendant (whether natural or adopted) of such Person, (c) any trust, family limited partnership or family limited liability company established for estate planning purposes for the benefit of such Person or the estate, spouse, ancestors or descendants of such Person, (d) with respect to any trust, the beneficiary of such trust or any spouse, ancestor or descendant (whether natural or adopted) of (i) the grantor of such trust or (ii) the beneficiary of such trust and (e) Affiliates of any Persons described in clauses (a)–(d) above.
“Hagerty Party” shall have the meaning set forth in Section 6.2(b).
“Hagerty Permits” shall have the meaning set forth in Section 4.5.
“Hagerty Re” means Hagerty Reinsurance Limited, a Bermuda exempted company.
“Hagerty Reinsurance Agreement” means (i) the Hagerty Reinsurance Limited Quota Share Reinsurance Agreement, dated as of March 22, 2017, by and between Evanston and Hagerty Re, or (ii) the First Amended and Restated Hagerty Reinsurance Limited Quota Share Reinsurance Agreement, dated as of December 18, 2023, by and between Evanston and Hagerty Re (amending and restating the agreement referenced in clause (i)), as terminated by agreement of the parties to such agreement on a “cut-off” basis as of 12:00:01 a.m. Eastern Time on January 1, 2026, as applicable.
“HGTY” shall have the meaning set forth in the Preamble.
“Indebtedness” means, without duplication, (a) all obligations for borrowed money; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) all reimbursement obligations, contingent or otherwise, under a drawn acceptance, letter of credit or a similar facility; and (f) all guarantees of any of the foregoing.
“Independent Expert” shall have the meaning set forth in Section 5.5(c).

“Insolvency Event” means with respect to any Person: (a) such Person commences a voluntary case concerning itself under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws; (b) an involuntary case is commenced against such Person under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws and is not dismissed within ninety (90) days of its commencement; (c) a custodian is appointed under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws for, or takes charge of, all or any substantial part of the property of such Person; (d) any Governmental Order is issued declaring such Person insolvent or bankrupt; (e) such Person makes a general assignment for the benefit of creditors or otherwise enters into a general arrangement for the restructuring of its Liabilities with creditors; (f) such Person has suspended payment of its Liabilities generally; or (g) such Person is unable to pay, or shall be unable to pay, its debts, generally as they become due.
“Insurance Policy” means any treaty, policy, binder or contract of insurance or reinsurance, including any amendments or endorsements thereto, which may be evidenced by group or individual policy forms, certificates, binders or slips.
“Insurer” means Essentia Insurance Company, a Missouri-domiciled insurance company.
“Insurer Acquisition Price” shall have the meaning set forth in Section 5.5(a).
“Insurer Acquisition Price Adjustment” shall have the meaning set forth in Section 5.5(c).
“Insurer Acquisition Price Notice” shall have the meaning set forth in Section 5.5(c).
“Insurer Acquisition Price Notice of Disagreement” shall have the meaning set forth in Section 5.5(c).
“Insurer Permits” means all Permits, except for such incidental Permits that would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof, that are held by the Insurer.
“Law” means any foreign or United States federal, state, national, provincial or local, law, ordinance, regulation, rule, code, order, common law, other requirement or rule of law or stock exchange rule imposed by any Governmental Authority.
“Liabilities” means any and all debts, liabilities, claims (including unasserted claims), demands, losses, damages, Taxes, deficiencies, obligations and commitments of any kind or nature, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, secured or unsecured or determined or undeterminable, and whether arising under any Law, Action, Governmental Order, contract or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, option, right of first offer or refusal, pledge, hypothecation, charge, security interest, lease, encumbrance or other claim of any kind in respect of such property or asset.
“Loss Portfolio Transfer Agreement” means that certain Loss Portfolio Transfer Agreement, dated as of January 1, 2026, by and between Evanston and Hagerty Re.
“Losses” means any Liabilities, Actions, judgments or causes of action, assessments, costs, expenses (including reasonable attorneys’ fees and expenses), Taxes, interest and penalties.
“Management Services Agreement” means that certain Management Services Agreement, dated as of January 1, 2013, as amended as of January 1, 2026, by and between the Insurer and MSI.
“Markel” shall have the meaning set forth in the Preamble.
“Markel Rating Event” means a downgrade of the financial strength rating of the Markel Group by A.M. Best below “A-” (“Excellent”) that is not caused primarily by losses incurred in the Business.
“Markel Sellers” shall have the meaning set forth in Section 5.5(a).
“MSI” means Markel Service, Incorporated.
“Option Price” shall have the meaning set forth in Section 2.3.
“Original Alliance Agreement” shall have the meaning set forth in the Recitals.
“Party” shall have the meaning set forth in the Preamble.
“Permit” means any qualification, registration, filing, privilege, license, franchise, permit, certificate, approval or other similar authorization obtained from or issued by any Governmental Authority.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust, joint venture, Governmental Authority or other legal entity.
“Relationship” shall have the meaning set forth in the Recitals.
“Renewal Rights” means the right to service, continue and renew, and collect all commissions and other amounts, including contingency commission payments, on, all Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Business with respect to current, former and prospective customers, including all (a) rights to produce Insurance Policies with respect to such customer, subject to the rights of such customers to choose whether to do business with Hagerty and its Affiliates, (b) terms, conditions, premium rates and dates of expiration of all of the Insurance Policies comprising the Business, (c) agent lists (whether former, current or prospective) owned or used by Hagerty Agency or any of its Affiliates in the conduct of the Business (provided that agent lists that have been furnished to Hagerty Agency by the Insurer or any Affiliate of the Insurer may continue to be used by the Insurer or any such Affiliate outside the Business), and (d) customer lists (whether former, current or prospective) owned or used by Hagerty Agency or any of its Affiliates in the conduct of the Business and the following information relating to each of the customers: (i) the customer name, address and contact information, (ii) the insurance products purchased from Hagerty Agency or any of its Affiliates, (iii) the purchasing preferences of such customers and (iv) strategies for placing insurance with such customers.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, contractors or advisors (including financial advisors, attorneys, accountants and auditors).
“SAP” means the statutory accounting principles and practices prescribed or permitted by the Missouri Department of Insurance.
“SBV Notice” shall have the meaning set forth in Section 6.3(c).
“SBV Notice of Disagreement” shall have the meaning set forth in Section 6.3(c).
“Second Amended Agency Agreement” means that certain Second Amended and Restated Personal Lines Agency Agreement, dated as of December 18, 2023, as amended as of January 1, 2026, by and among Hagerty Agency, the Insurer and Hagerty Marine (solely for purposes of Section 2.2 and Article XVII thereof).
“Second Amended Alliance Agreement” shall have the meaning set forth in the Recitals.
“Share Purchase Agreement” shall have the meaning set forth in Section 5.5(a).
“Statutory Book Value” means, as of any date of determination, an amount equal to the statutory capital and surplus of the Insurer, determined in accordance with SAP.
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership, trust, estate or other Person that is a legal entity, the securities or other ownership interests of which (a) having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person, (b) representing more than fifty percent (50%) of all of the securities or ownership interests of such corporation or other Person or (c) representing more than fifty percent (50%) of the interest in the capital or profits of such corporation or other Person, are at the time directly or indirectly owned by such Person.
“Tax” means: (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise,

employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation under any Tax sharing arrangement, as transferee or successor, or otherwise.
“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Term” shall have the meaning set forth in Section 6.1.
“Termination Date” means the date on which this Agreement expires or is terminated in accordance with Section 6.1 or Section 6.2, respectively.
“Termination Election Notice” shall have the meaning set forth in Section 6.4(a).
“Third Amended Alliance Agreement” shall have the meaning set forth in the Recitals.
“Transaction Agreements” means, collectively, this Agreement, the First Amended Agency Agreement, the Second Amended Agency Agreement, the Management Services Agreement, the Claims Services and Management Agreement, the Evanston Reinsurance Agreement, the Hagerty Reinsurance Agreement, the Evanston Trust Agreement, the General Agency Agreement, the Essentia Trust Agreement, the Essentia QSRA, the Loss Portfolio Transfer Agreement and any other agreement or instrument to be entered into in connection with the transactions contemplated by any such agreements.
“Umpire” shall have the meaning set forth in Section 8.6(d)(i).
1.2    Interpretation. For purposes of this Agreement, (a) words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, (c) references to Article, Section, paragraph and Exhibit mean the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (e) references to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (f) references to any entity includes any successor thereto or permitted assigns thereof. Titles to Articles and headings of Sections in this Agreement are for convenience only and do not substantively affect the terms of this Agreement. This Agreement and the other Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting such agreement or causing such agreement to be drafted.
ARTICLE II
CONTINUATION OF THE RELATIONSHIP
2.1    Continuation of the Relationship. In connection with the revised nature of the Relationship, as reflected in the amendments to, terminations of and amendment and restatements of, as applicable, certain of the Transaction Agreements, the Parties hereby agree to continue the Relationship as may be modified by and upon the terms and subject to the conditions of this Agreement.
2.2    Transfer of Insurer Equity. Notwithstanding anything to the contrary in this Agreement, Markel may, in its sole discretion, transfer all or a portion of its equity interests in the Insurer to a wholly owned Subsidiary of Markel, so long as any such transfer does not adversely impact the rights of Hagerty or its Affiliates under any of the Transaction Agreements, including Hagerty’s right to acquire the Insurer pursuant to Section 5.5(a), Section 6.4(a) or Section 6.4(b).
2.3    Option Payments. If Hagerty exercises its option to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 5.5(a) or if this Agreement is terminated prior to December 31, 2028 and Hagerty elects to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 6.4, then the amount of the purchase price Hagerty is required to pay to Markel on the closing date of Hagerty’s acquisition of all of the issued and outstanding capital stock of the Insurer shall be reduced by an amount equal to $1,750,000 (the “Option Price”) in accordance with Section 5.5(b), Section 6.4(a) or Section 6.4(b), as applicable. If Hagerty does not exercise its option to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 5.5(a) or if this Agreement is terminated prior to December 31, 2028 and Hagerty does not elect to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 6.4, then Markel shall retain the Option Price.
2.4    Cooperation in Novations for Evanston. HGTY and Hagerty shall, and shall cause their Affiliates to, act and cooperate reasonably, expeditiously and in good faith with Markel to effectuate, in a commercially appropriate and not unduly burdensome manner, commutations, novations or similar transactions intended to release Evanston from all or any portion of its obligations pursuant to the Evanston Reinsurance Agreement, the Hagerty Reinsurance Agreement, the Loss Portfolio Transfer Agreement, the Evanston Trust Agreement and any other agreements that pertain to the Business to which Evanston is a party, including obtaining any Governmental Approvals necessary to effectuate such transactions, provided that the relative economic positions of the Insurer and Hagerty Re are materially preserved.
2.5    Allstate, Foremost and Nationwide Agreements. The Parties hereby intend for the respective quota share reinsurance agreements between the Insurer, on the one hand, and each of Allstate Insurance Company, Foremost Insurance Company and Nationwide Mutual Insurance Company, on the other hand, to remain in full force and effect, subject to the provisions thereof, until July 1, 2026. Commencing no later than January 2026, the Parties shall act and cooperate reasonably, expeditiously and in good faith to modify such agreements (and all related agreements) such that the Insurer will no longer have ongoing direct reinsurance relationships with any of such insurance companies as of July 1, 2026. If, based on discussions with and feedback from Allstate Insurance Company, Foremost Insurance Company and Nationwide Mutual Insurance Company, the Parties determine that modifying such agreements as described in this Section 2.5 by or before July 1, 2026 is not feasible, then the Parties acting reasonably and in good faith will determine a mutually acceptable date (which will be as soon as reasonably practicable following July 1, 2026) by which such modification to such agreements must be completed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MARKEL
Markel hereby represents and warrants to HGTY and Hagerty as follows as of the date hereof:
3.1    Incorporation and Authority of Markel and the Insurer.
(a)    Markel is a corporation duly formed, validly existing and in good standing under the Laws of Virginia. Markel is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except for failures to be so qualified or in good standing as would not have a material adverse effect on its ability to consummate the transactions contemplated by, and perform its obligations under, the Transaction Agreements to which it is a party. Markel has all necessary corporate power and authority to conduct its business as it is currently being conducted.
(b)    The Insurer is an insurance company duly formed, validly existing and in good standing under the Laws of the State of Missouri and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary. The Insurer has all necessary corporate power and authority to conduct its business as it is currently being conducted.
(c)    Each of Markel, the Insurer and each other applicable Affiliate of Markel has all necessary organizational power and authority to execute and deliver, carry out and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Markel, the Insurer and each other applicable Affiliate of Markel of, the performance by Markel, the Insurer and each other applicable Affiliate of Markel of its obligations under, and the consummation by Markel, the Insurer and each other applicable Affiliate of Markel of the transactions contemplated by, each of the Transaction Agreements to which Markel, the Insurer or such other applicable Affiliate of Markel is or will be a party have been duly authorized by all necessary corporate or other similar organizational action on the part of Markel, the Insurer and each such other applicable Affiliate of Markel. Each of the Transaction Agreements to which Markel, the

Insurer or any other applicable Affiliate of Markel is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Markel, the Insurer and each such other applicable Affiliate of Markel. Assuming due authorization, execution and delivery by each other party thereto, each of the Transaction Agreements to which Markel, the Insurer or any other applicable Affiliate of Markel is or will be a party constitutes, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of Markel, the Insurer and each other applicable Affiliate of Markel, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights generally.
3.2    No Conflict. The execution and delivery by Markel, the Insurer and each other applicable Affiliate of Markel of, the performance by each of Markel, the Insurer and each other applicable Affiliate of Markel of its obligations under, and the consummation by Markel, the Insurer and each other applicable Affiliate of Markel of the transactions contemplated by, each of the Transaction Agreements to which Markel, the Insurer or such other applicable Affiliate of Markel is or will be a party do not and will not (a) violate or conflict with the organizational documents of Markel, the Insurer or any other applicable Affiliate of Markel, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to Markel, the Insurer or any other applicable Affiliate of Markel or to which any of them or any of their respective properties or assets is subject or bound, (c) result in a violation of, or cause the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Insurer Permit, or (d) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any material contract, note, instrument, indenture, mortgage, lease or other agreement to which Markel or the Insurer is a party or by which any of them or any of their respective properties or assets is subject or bound.
3.3    Governmental Approvals. Except for any Governmental Approvals that have already been obtained and provided to Hagerty, the execution and delivery by Markel, the Insurer and each other applicable Affiliate of Markel of, the performance by each of Markel, the Insurer and each other applicable Affiliate of Markel of its obligations under, and the consummation by Markel, the Insurer and each other applicable Affiliate of Markel of the transactions contemplated by, each of the Transaction Agreements to which Markel, the Insurer or such other applicable Affiliate of Markel is or will be a party do not and will not require any Governmental Approval to be obtained by Markel, the Insurer or any other applicable Affiliate of Markel.
3.4    Legal Proceedings. There is no Governmental Order or Action pending or, to the knowledge of Markel, threatened against or affecting Markel or any of its Affiliates that would materially adversely affect the consummation by Markel and its Affiliates of the transactions contemplated by the Transaction Agreements or the ability of Markel or any of its Affiliates to perform its obligations under any of the Transaction Agreements to which it is or will be a party.

3.5    Insurer Permits and Evanston Permits. The Insurer holds all Insurer Permits that are material to the operation of the Insurer’s business as currently conducted. Evanston holds all Permits that are required for Evanston to execute and deliver, and perform its obligations under, the Evanston Reinsurance Agreement and the Hagerty Reinsurance Agreement (collectively, the “Evanston Permits”), in each case, as of the date hereof. As of the date hereof, the Insurer Permits are valid and in full force and effect, and the Insurer is not in violation of or default under any of the Insurer Permits. As of the date hereof, Evanston holds all of the Evanston Permits, the Evanston Permits are valid and in full force and effect, and Evanston is not in violation of or default under any of the Evanston Permits. As of the date hereof, there is no pending or, to the knowledge of Markel, threatened Action seeking the revocation, suspension, termination, modification, impairment or non-renewal of any Insurer Permit or any Evanston Permit.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HAGERTY
HGTY and Hagerty hereby represent and warrant to Markel as of the date hereof:
4.1    Incorporation and Authority.
(a)    HGTY is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HGTY is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except for failures to be so qualified or in good standing as would not have a material adverse effect on its ability to perform its obligations under the Transaction Agreements to which it is a party. HGTY has all necessary corporate power and authority to conduct its business as it is currently being conducted.
(b)    Hagerty is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Hagerty is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except for failures to be so qualified or in good standing as would not have a material adverse effect on its ability to perform its obligations under the Transaction Agreements to which it is a party. Hagerty has all necessary limited liability company power and authority to conduct its business as it is currently being conducted.
(c)    Hagerty Agency is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary. Hagerty Agency has all necessary limited liability company power and authority to conduct its business as it is currently being conducted. Hagerty Agency is Controlled by Hagerty.
(d)    Hagerty Re is a Bermuda class 3A reinsurer duly formed, validly existing and in good standing under the Laws of Bermuda and is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary. Hagerty Re has all necessary corporate power and authority to conduct its business as it is currently being conducted. Hagerty Re is Controlled by Hagerty Insurance Holdings Inc., which is Controlled by Hagerty.
(e)    Each of HGTY, Hagerty, Hagerty Agency and Hagerty Re has all necessary limited liability company or corporate, as applicable, power and authority to execute and deliver, carry out and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by HGTY, Hagerty, Hagerty Agency and Hagerty Re of, the performance by HGTY, Hagerty, Hagerty Agency and Hagerty Re of its obligations under, and the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of HGTY, Hagerty, Hagerty Agency and Hagerty Re. Each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by HGTY, Hagerty, Hagerty Agency and Hagerty Re. Assuming due authorization, execution and delivery by each other party thereto, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party constitutes, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of HGTY, Hagerty, Hagerty Agency and Hagerty Re, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights generally.
4.2    No Conflict. The execution and delivery by HGTY, Hagerty, Hagerty Agency and Hagerty Re of, the performance by each of HGTY, Hagerty, Hagerty Agency and Hagerty Re of its obligations under, and the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party do not and will not (a) violate or conflict with the organizational documents of HGTY, Hagerty, Hagerty Agency or Hagerty Re, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to HGTY, Hagerty, Hagerty Agency or Hagerty Re or to which any of them or any of their respective properties or assets is subject or bound, (c) result in a violation of, or cause the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Permit held by Hagerty Agency or Hagerty Re (except for such incidental Permits that would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof), or (d) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any material contract, note, instrument, indenture, mortgage, lease or other agreement to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is a party or by which any of them or any of their respective properties or assets is subject or bound.

4.3    Governmental Approvals. Except for any Governmental Approvals that have already been obtained and provided to Markel, the execution and delivery by HGTY, Hagerty, Hagerty Agency and Hagerty Re of, the performance by each of HGTY, Hagerty, Hagerty Agency and Hagerty Re of its obligations under, and the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party do not and will not require any Governmental Approval to be obtained by HGTY, Hagerty, Hagerty Agency or Hagerty Re.
4.4    Legal Proceedings. There is no Governmental Order or Action pending or, to the knowledge of HGTY or Hagerty, threatened against or affecting HGTY, Hagerty, Hagerty Agency or Hagerty Re that would materially adversely affect the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by the Transaction Agreements or the ability of HGTY, Hagerty, Hagerty Agency or Hagerty Re to perform its obligations under any of the Transaction Agreements to which it is or will be a party.
4.5    Hagerty Permits. Hagerty Agency and Hagerty Re hold all Permits that are material to the operation of their respective businesses as currently conducted (collectively, the “Hagerty Permits”). As of the date hereof, the Hagerty Permits are valid and in full force and effect, and neither Hagerty Agency nor Hagerty Re is in violation of or default under any of the Hagerty Permits applicable to it. As of the date hereof, there is no pending or, to the knowledge of HGTY or Hagerty, threatened Action seeking the revocation, suspension, termination, modification, impairment or non-renewal of any Hagerty Permit.
ARTICLE V
COVENANTS AND AGREEMENTS
5.1    Operating Covenants. During the period from the date hereof until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable, except as otherwise expressly permitted or required by this Agreement or any Transaction Agreement, required by applicable Law or requested or consented to in writing by Hagerty (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in no event shall Markel’s or its Affiliates’ failure to comply with any of the following be considered a breach of their obligations under this Agreement to the extent their failure to comply was the proximate and foreseeable result of the direct and express action or inaction of HGTY or its Affiliates:
(a)    Markel shall cause the Insurer to conduct its business in the ordinary course consistent with past practice and to use reasonable best efforts to maintain the Insurer’s goodwill and relationships with the Insurer’s policyholders, regulators and rating agencies; and
(b)    Markel shall cause Evanston to not provide any consent or waive any rights under, or otherwise take or fail to take any discretionary action under, the Evanston Reinsurance Agreement without the prior written consent of Hagerty Re;

(c)    Markel shall cause the Insurer to maintain a system of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that, in all material respects, (a) all transactions are executed in accordance with management’s general or specific authorization, (b) all transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP and GAAP and to maintain accountability for its assets and (c) access to the Insurer’s property and assets is permitted only in accordance with management’s general or specific authorization; and
(d)    Markel shall cause the Insurer to not do any of the following:
(i)    amend, modify or change the organizational documents of the Insurer in any material respect;
(ii)    issue or authorize for issuance any shares of capital stock or other equity or voting interests of the Insurer, or grant options, warrants, calls or other rights to purchase, acquire or subscribe to, or redeem, repurchase or otherwise acquire any shares of capital stock or other equity or voting interests of the Insurer, except that Markel may cause additional shares of capital stock of the Insurer to be issued to Markel or its Affiliates;
(iii)    (A) merge or consolidate with any other Person, (B) acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any Person or assets or liabilities comprising a business or a segment, division or line of business or any material amount of property or assets in or of any Person, (C) sell all or substantially all of the Insurer’s assets, (D) create or acquire any Subsidiaries or (E) enter into any partnership or joint venture;
(iv)    take or authorize any action to wind up the affairs of the Insurer or dissolve, liquidate, rehabilitate or otherwise restructure the Insurer;
(v)    file or authorize a voluntary case concerning the Insurer under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws, or make a general assignment for the benefit of creditors or otherwise enter into a general arrangement for the restructuring of its liabilities with creditors, or consent to the appointment of a custodian under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws for all or any substantial part of the Insurer’s property or assets;
(vi)    enter into any agreement or transaction with Markel or its Affiliates that is not terminable without penalty upon any acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty;
(vii)    (A) incur any Indebtedness, other than trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments made in the ordinary course of business in accordance with its investment policies or as may be required by applicable Law or (C) assume, grant, guarantee or endorse, pledge or otherwise secure any assets or property or otherwise as an accommodation become responsible for (whether primary or secondary), the obligations of any Person;
(viii)    enter into any agreement, contract, understanding or similar arrangement (other than (A) Insurance Policies, (B) third-party catastrophe, excess of loss or facultative reinsurance or retrocessional treaties, (C) agreements entered into in accordance with the terms of this Agreement, (D) the Evanston Trust Agreement and (E) the Essentia Trust Agreement) with any Person other than Markel, HGTY or their respective Affiliates;
(ix)    adopt, establish, contribute to or otherwise incur any liability with respect to any employee benefit plan, program, policy or arrangement;
(x)    hire or retain the services of any employee or independent contractor (other than independent contractors retained in the ordinary course of business in connection with the administration of its business);
(xi)    forfeit, abandon, modify or otherwise change, waive, terminate, fail to renew or maintain or let lapse any Insurer Permit, except as may be required in order to comply with applicable Law or this Agreement;
(xii)    fail to submit any material reports, statements, documents, registrations, filings or submissions required to be filed by the Insurer with any Governmental Authority or otherwise fail to materially comply with any applicable Law;
(xiii)    issue or assume any Insurance Policies other than Insurance Policies produced by Affiliates of Hagerty in connection with the Business, or otherwise engage in any business other than the Business;
(xiv)    (i) enter into any new line of business, or introduce any new products or services, except as may be required by applicable Law, or (ii) change in any material respect existing products or services, except as may be required by applicable Law;
(xv)    (i) fail to pay any Tax when due, fail to timely file all Tax Returns required to be filed, fail to withhold or collect for payment all Taxes required to be so withheld or collected, fail to remit any Taxes so withheld and collected, and (ii) on any Tax Return, take any position, make any election, or adopt any method which would have the effect of deferring income to periods (or portions thereof) after the Termination Date or accelerating deductions to periods (or portions thereof) on or prior to the Termination Date;
(xvi)    enter into any reinsurance or retrocessional treaty or agreement, other than in accordance with the terms of this Agreement;

(xvii)    enter into any agreement, contract, understanding or similar arrangement with (A) any officer, director or employee of the Insurer or any of its Affiliates, or (B) any spouse, ancestor or descendant (whether natural or adopted) of any officer, director or employee of the Insurer or any of its Affiliates; or
(xviii)    agree or commit to do any of the foregoing; and
(e)    Markel shall not, and shall cause its Affiliates not to:
(i)    sell, transfer, assign, pledge, mortgage, hypothecate or otherwise dispose of or encumber (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest of Markel or its Affiliates in the Insurer; or
(ii)    take any action with respect to the Insurer on an affiliated, consolidated, combined or unitary group Tax Return of which the Insurer is a part that would, if taken by the Insurer directly, constitute a violation of clause (xv) of Section 5.1(d).
5.2    Permits and Governmental Approvals. Markel and HGTY shall, and shall cause their Affiliates to, work together in good faith to preserve, renew and maintain in full force and effect all such Governmental Approvals as are reasonably necessary to cause the Insurer to be exempt from any assigned risk programs, “take all comer” Laws and other similar programs and Laws that would otherwise be applicable to the Insurer.
5.3    Insurer Rating.
(a)    Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable, Markel shall promptly provide Hagerty with copies of all reports, presentations, correspondence or other information or communications provided by Markel or any of its Affiliates or Representatives to A.M. Best or received by Markel or any of its Affiliates or Representatives from A.M. Best, in each case, solely to the extent relating to the Insurer.
(b)    Until the earlier of (i) such time as the Insurer has a stand-alone financial strength rating by A.M. Best of at least “A” (Excellent) and (ii) the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable, Markel shall continue to include the Insurer as a member of the Markel North America Insurance Group for A.M. Best financial strength rating purposes, such that the financial strength rating of the Insurer by A.M. Best is the same as the other member insurance companies comprising the Markel North America Insurance Group.
(c)    Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable, Markel shall use its reasonable best efforts to ensure that the financial strength rating of the Insurer by A.M. Best at all times is at least “A” (Excellent).

5.4    Name of the Insurer. Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable, upon the request of Hagerty and subject to obtaining all required Governmental Approvals (which the Parties shall cooperate and work together in good faith in seeking), the Parties shall take all actions necessary to effect a change in the name of the Insurer to such name as may be agreed by the Parties; provided, that if the name of either Party is proposed to be included in such name, it shall be a condition of any such name change that the Parties and the Insurer enter into mutually acceptable trademark or service mark licenses with respect to the use of the Party’s names and a mutually acceptable arrangement with respect to the change of the Insurer’s name following the termination of this Agreement if the Party whose name is used does not retain an ownership interest in the Insurer. In such event, the Parties shall cooperate to ensure that (i) the Insurer is authorized to use such name in the United States and (ii) the Insurer maintains all Permits and is compliant with all rate and form filing requirements under its new name in all applicable jurisdictions. HGTY or Hagerty shall be responsible for designing and developing the trademarks, service marks, logos and other identifying symbols of the Insurer and the Business, subject to Markel’s review and approval (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, in the event Hagerty acquires the Insurer pursuant to Section 5.5(a), nothing herein shall prohibit HGTY or Hagerty from changing the name of the Insurer following the effective date of such acquisition.
5.5    Acquisition of the Insurer by Hagerty.
(a)    Hagerty shall have the exclusive right, exercisable in its sole discretion by providing nine (9) months’ prior written notice (the “Hagerty Acquisition Notice”) to Markel to purchase one hundred percent (100%) of the issued and outstanding capital stock of the Insurer from Markel and such Affiliates of Markel that own any capital stock of the Insurer (collectively, the “Markel Sellers”). The Hagerty Acquisition Notice shall set forth the proposed effective date of such acquisition, which date (x) shall be the first day of a calendar year and (y) may not be earlier than January 1, 2026 or later than January 1, 2028 (the “End Date”); unless the Term has been extended in accordance with Section 6.1, in which case, the End Date shall be the January 1 of such extended Term. The purchase price payable by Hagerty in consideration for such acquisition shall be an amount equal to (i) $23,000,000, plus (ii) the Statutory Book Value as of the December 31 immediately preceding the proposed effective date of such acquisition set forth in the Hagerty Acquisition Notice, determined on a pro forma basis giving effect to the transactions contemplated by Section 5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f), the distribution and assignment of rights contemplated by Section 5.5(g) and the settlement of claims contemplated by Section 5.5(h), if applicable (such purchase price, the “Insurer Acquisition Price”). Following receipt by Markel of the Hagerty Acquisition Notice, the Parties shall work together in good faith and reasonably cooperate with each other to negotiate and prepare a share purchase agreement (the “Share Purchase Agreement”) containing customary terms and conditions pursuant to which Hagerty or its designee shall purchase, acquire and accept from the Markel Sellers, and the Markel Sellers shall sell, convey, assign, transfer and deliver to Hagerty or its designee, all of the issued and outstanding capital stock of the Insurer free and clear of all Liens. Such Share Purchase Agreement shall include, among other things the conditions and requirements outlined in

Sections 5.5(a) through 5.5(i) hereof, and inclusive of the following: (i) a requirement for Markel to indemnify Hagerty and its Affiliates for all non-insurance Liabilities of the Insurer arising prior to the date of such sale of all of the issued and outstanding capital stock of the Insurer to Hagerty (excluding any such Liabilities that were taken into account in determining the Statutory Book Value as of the December 31 immediately preceding the proposed effective date set forth in the Hagerty Acquisition Notice, but including, with respect to Taxes, all Liabilities for which the Insurer could be liable as a result of being a member of an affiliated, combined, consolidated or unitary group prior to the date of such sale); (ii) unqualified representations and warranties by Markel that (A) the Markel Sellers own all of the issued and outstanding capital stock of the Insurer free and clear of all Liens, (B) the Insurer has no employees or independent contractors (other than independent contractors retained in the ordinary course of business in connection with the administration of the Insurer’s business), (C) the Insurer does not, and has no obligation to, sponsor, maintain or contribute to any employee benefit plan, (D) the Insurer is not a party to any agreement, contract, understanding or similar arrangement (other than Insurance Policies and third-party catastrophe, excess of loss or facultative reinsurance or retrocessional treaties or agreements entered into in accordance with the terms of this Agreement) with any Person other than HGTY, Markel or their respective Affiliates) and (E) the Insurer does not own or have a leasehold interest in any real property; and (iii) a requirement that (A) the Insurer has assets in an amount and of the type required in order for the Insurer to maintain all Insurer Permits and all statutory deposits required to be maintained by the Insurer under applicable Law and (B) any additional assets of the Insurer above the amount referenced in clause (A) consist of cash and/or cash equivalents and corporate debt securities rated AA/Aa2 or better. The consummation of the acquisition pursuant to this Section 5.5(a) shall be subject to the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by the Hagerty Party. Hagerty’s obligation to consummate the acquisition contemplated by this Section 5.5(a) shall be further subject to the receipt of all Governmental Approvals required to effect the transactions contemplated by Section 5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f) and the distribution and assignment of rights contemplated by Section 5.5(g). Each Party agrees to, and to cause its Affiliates to, take all actions reasonably necessary to give effect to the transactions contemplated by this Section 5.5 (including the transactions contemplated by Section 5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f) and the distribution and assignment of rights contemplated by Section 5.5(g) and establishment of the escrow accounts contemplated by Section  5.5(g) and Section 5.5(i)), including using (and causing its Affiliates to use) reasonable best efforts to obtain any required Governmental Approvals as promptly as practicable following the delivery of the Hagerty Acquisition Notice. The consummation of the acquisition pursuant to this Section  5.5(a) shall become effective at 12:00:01 a.m. on the effective date proposed by Hagerty in the Hagerty Acquisition Notice, or, if later, at 11:59:59 p.m. on the date that is three (3) Business Days following the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by Hagerty or, at the sole discretion of Hagerty, if later, at 11:59:59 p.m. on the date that is three (3) Business Days following the receipt of all applicable Governmental Approvals required to consummate the transactions contemplated by this Section 5.5(a) (including all Governmental Approvals required to effect the transactions contemplated by

Section  5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f) and the distribution and assignment of rights contemplated by Section 5.5(g)). If Hagerty exercises its option to acquire all of the issued and outstanding capital stock of the Insurer pursuant to this Section 5.5(a), then following Markel’s receipt of the Hagerty Acquisition Notice, Markel shall, until such time of the consummation of the acquisition pursuant to this Section 5.5(a), cooperate with Hagerty and provide Hagerty with any information reasonably requested by Hagerty in connection with any effort by Hagerty to maintain the Insurer’s financial strength rating by A.M. Best or obtain a stand-alone financial strength rating for the Insurer by A.M. Best.
(b)    If Hagerty exercises its option to purchase all of the issued and outstanding capital stock of the Insurer in accordance with Section 5.5(a), the Share Purchase Agreement shall provide that at least fifteen (15) Business Days prior to the proposed effective date of such acquisition set forth in the Hagerty Acquisition Notice, Markel shall prepare a reasonably detailed calculation of the Insurer Acquisition Price using Markel’s good faith estimate of the Statutory Book Value as of the December 31 immediately preceding the proposed effective date of such acquisition set forth in the Hagerty Acquisition Notice and provide written notice (the “Estimated Insurer Acquisition Price Notice”) thereof to Hagerty. Such Share Purchase Agreement shall provide that on the date on which the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty is consummated pursuant to Section 5.5(a), Hagerty shall pay to Markel an amount equal to Markel’s estimate of the Insurer Acquisition Price set forth in the Estimated Insurer Acquisition Price Notice (such amount, the “Estimated Insurer Acquisition Price”), minus the Option Price.
(c)    No later than ninety (90) days following the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a), Hagerty shall prepare a reasonably detailed calculation of the Insurer Acquisition Price and provide written notice (the “Insurer Acquisition Price Notice”) thereof to Markel. Markel shall have thirty (30) days following its receipt of the Insurer Acquisition Price Notice to provide written notice (“Insurer Acquisition Price Notice of Disagreement”) of its disagreement with the calculation of the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice. If Markel does not provide such Insurer Acquisition Price Notice of Disagreement to Hagerty within such time period, then the calculation of the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice shall be final and binding on the Parties. During the thirty (30) days immediately following the delivery of the Insurer Acquisition Price Notice of Disagreement, the Parties will seek in good faith to resolve any disputes as to the calculation of the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice. In the event that any such dispute is not resolved within such time period, each Party shall submit its calculation of the Insurer Acquisition Price to Grant Thornton LLP or such other nationally recognized independent accounting firm with actuarial expertise as shall be agreed by the Parties (an “Independent Expert”). The Parties shall request that the Independent Expert provide its determination of the Insurer Acquisition Price within twenty (20) days after the submission of such matter to the Independent Expert, or as soon as reasonably practicable thereafter, and the Independent Expert’s determination of the Insurer Acquisition Price shall be final and binding on the Parties. The Independent Expert’s calculation of the Insurer Acquisition Price, if not in accordance with the calculation submitted by Hagerty or Markel, shall not be more favorable to Hagerty than the calculation submitted by Hagerty or more favorable to Markel than the calculation submitted by Markel. All fees and expenses relating to the work performed by the Independent Expert pursuant to this Section 5.5(c) shall be shared equally between Hagerty and Markel. The “Final Insurer Acquisition Price” shall be equal to (i) the Estimated Insurer Acquisition Price, if Hagerty does not deliver the Insurer Acquisition Price Notice to Markel in accordance with this Section 5.5(c), (ii) the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice, if Markel does not deliver the Insurer Acquisition Price Notice of Disagreement within the time period set forth in this Section 5.5(c), (iii) the amount agreed upon between Hagerty and Markel or (iv) the Insurer Acquisition Price determined by the Independent Expert pursuant to this Section 5.5(c), if Markel delivers the Insurer Acquisition Price Notice of Disagreement and Hagerty and Markel are unable to agree upon the Insurer Acquisition Price. The Final Insurer Acquisition Price minus the Estimated Insurer Acquisition Price shall be referred to as the “Insurer Acquisition Price Adjustment”. If the Insurer Acquisition Price Adjustment is a positive amount, then Hagerty shall pay to Markel an amount in cash equal to the Insurer Acquisition Price Adjustment within five (5) Business Days following determination of the Final Insurer Acquisition Price in accordance with this Section 5.5(c). If the Insurer Acquisition Price Adjustment is a negative amount, then Markel shall pay to Hagerty an amount in cash equal to the absolute value of the Insurer Acquisition Price Adjustment within five (5) Business Days following determination of the Final Insurer Acquisition Price in accordance with this Section 5.5(c).
(d)    Immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b), HGTY and Hagerty shall, and shall cause their Affiliates to, cooperate reasonably and in good faith with Markel to effectuate, in a  commercially reasonable and not unduly burdensome manner, commutations, novations or similar transactions agreed by the Parties intended to release Evanston from all or any portion of its obligations pursuant to the Evanston Reinsurance Agreement, the Hagerty Reinsurance Agreement, the Loss Portfolio Transfer Agreement, the Evanston Trust Agreement and any other agreements that pertain to the Business to which Evanston is a party, including obtaining any Governmental Approvals necessary to effectuate such transactions, provided that the relative economic positions of the Insurer and Hagerty Re are materially preserved.
(e)    Immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b), and after giving effect to the transactions contemplated in Section 5.5(d), all other agreements between the Insurer, on the one hand, and Markel and/or any Affiliates of Markel, on the other hand, shall be terminated, effective immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b), and each party thereto shall be released from any and all Liabilities arising in connection such terminated agreements, and Markel shall agree to waive any and all rights that it may have against the Insurer under such terminated agreements. In addition, Markel shall cause each loan, note, advance, receivable, payable and other obligation between the Insurer, on the one hand, and Markel and/or any of its Affiliates, on the other hand, regardless of its maturity, to be settled, discharged, offset, paid, repaid in full, terminated or extinguished, for the amount due, including any accrued and unpaid interest to but excluding the date of payment, prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b). At the request of Hagerty, concurrent with the negotiation of the Share Purchase Agreement following receipt by Markel of the Hagerty Acquisition Notice, the Parties agree to work together in good faith to negotiate and prepare a transition services agreement containing customary terms and conditions pursuant to which Markel and its applicable Affiliates would continue to provide certain management and administrative services to the Insurer, subject to reasonable compensation therefor, on a transitional basis following such closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b).
(f)    Subject to the receipt of all required Governmental Approvals, immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b), Markel shall cause the Insurer to declare and pay a dividend to Markel in an amount equal to the maximum amount permitted by the Missouri Department of Insurance; provided, that, following the payment of such dividend, the Insurer retains the minimum statutory capital and surplus required as of such date in order for the Insurer to maintain all Insurer Permits and all statutory deposits required to be maintained by the Insurer under applicable Law.
(g)    (i) Immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b), and subject to the receipt of all necessary Governmental Approvals, Markel shall cause the Insurer to distribute and assign to Markel, effective immediately prior to such closing, all of the Insurer’s indemnification rights under the First Amended Agency Agreement, the Second Amended Agency Agreement, the General Agency Agreement, the Essentia QSRA and the Essentia Trust Agreement with respect to any Liabilities arising prior to such closing to the extent such Liabilities have been assumed by Markel, and (ii) if any claims by the Insurer against HGTY or its Affiliates for Liabilities (including Liabilities described in clause (i) above) arising under the First Amended Agency Agreement, the Second Amended Agency Agreement, the General Agency Agreement, the Essentia QSRA or the Essentia Trust Agreement remain outstanding and such Liabilities have been assumed by Markel and are not covered under Hagerty Agency’s, Hagerty Re’s or Hagerty Marine’s errors and omissions insurance policy or otherwise recoverable from a third party not affiliated with HGTY, then upon the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b), Hagerty shall deposit into an escrow account, established with an escrow agent mutually acceptable to Markel and Hagerty, cash in an amount equal to the lesser of (A) $3,000,000 and (B) the average of (x) Markel’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities and (y) Hagerty’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities.
(h)    Following receipt by Markel of the Hagerty Acquisition Notice, the Parties shall work together in good faith and use reasonable best efforts to identify and resolve any outstanding claims for Liabilities between the Insurer and HGTY or its Affiliates arising under the First Amended Agency Agreement, the Second Amended Agency Agreement, the General Agency Agreement, the Essentia QSRA (with the exception of reinsurance claims in respect of the liabilities reinsured thereunder) or the Essentia Trust Agreement prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b).
(i)    If any claims by HGTY or its Affiliates against the Insurer for Liabilities arising under the First Amended Agency Agreement, the Second Amended Agency Agreement, the General Agency Agreement, the Essentia QSRA (with the exception of reinsurance claims in respect of the liabilities reinsured thereunder) or the Essentia Trust Agreement remain outstanding and such Liabilities are not otherwise recoverable from a third party not affiliated with Markel, then upon the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.5(a) and Section 5.5(b), Markel shall deposit into an escrow account, established with an escrow agent mutually acceptable to Markel and Hagerty, cash in an amount equal to the lesser of (A) $3,000,000 and (B) the average of (x) Markel’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities and (y) Hagerty’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities.
5.6    Business. Unless otherwise agreed in writing by Hagerty, until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable, no Insurance Policies shall be issued or assumed by the Insurer other than Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Business.
5.7    Ownership of Intellectual Property. Markel hereby acknowledges that, subject to the terms of the Second Amended Agency Agreement and the General Agency Agreement, as applicable, all Renewal Rights shall be the property of Hagerty and its Affiliates, and neither Markel nor any of its Affiliates shall have any ownership interest therein. The Parties further agree that:
(a)    all intellectual property (i) owned or licensed by Hagerty and its Affiliates as of the date of the Original Alliance Agreement, or (ii) developed and/or paid for by HGTY, Hagerty or their Affiliates in connection with the Business shall be the property of HGTY and its Affiliates, and neither Markel nor any of its Affiliates shall have any ownership interest therein;
(b)    all intellectual property (i) owned or licensed by Markel and its Affiliates as of the date of the Original Alliance Agreement, or (ii) developed and/or paid for by Markel or its Affiliates in connection with the Business, shall be the property of Markel and its Affiliates, and neither HGTY nor any of its Affiliates shall have any ownership interest therein; and
(c)    all intellectual property (i) developed by HGTY, Hagerty or their Affiliates jointly with Markel or its Affiliates in connection with the Business, (ii) developed and/or paid for by the Insurer, or (iii) owned or licensed by the Insurer as of the date of the First Amended and Restated Alliance Agreement, shall be the property of the Insurer, and none of HGTY, Markel or any of their respective Affiliates (other than the Insurer) shall have any ownership interest therein; provided, however, that the Insurer shall grant to Markel and its Affiliates and to HGTY and its Affiliates a perpetual, irrevocable, worldwide, royalty-free fully paid-up, non-exclusive right and license to use all such intellectual property that is used in the operation or conduct of the Business.
5.8    Reinsurance Program. The Parties agree that the Insurer is permitted to purchase third-party catastrophe, excess of loss and facultative reinsurance as it deems advisable. Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable, (i) Markel shall provide notice to Hagerty in writing at least sixty (60) days prior to making any change to the catastrophe, excess of loss or facultative reinsurance program the Insurer has in place from time to time for the Business (including any material cost increase or coverage reduction) and (ii) for each annual assessment of third-party catastrophe, excess or loss and facultative reinsurance, Markel shall use its reasonable best efforts (through its internal and external expertise) to assist the Insurer with pricing and coverage.
5.9    Non-Solicitation of Customers. Except as contemplated by the General Agency Agreement, Markel shall not, and shall cause its Affiliates not to, directly or indirectly, use any Confidential Information or any HGTY name or service mark or otherwise reference any Hagerty Party to solicit the holders of Insurance Policies issued by the Insurer from and after January 1, 2014 for any purpose, including the sale of insurance products; provided that nothing in this Section 5.9 shall prohibit Markel or any of its Affiliates from engaging in general advertising and solicitation that is not directed at any such holder.
5.10    Confidentiality. At all times after the date of the Original Alliance Agreement, unless agreed by the Parties, each Party shall, and shall cause its Affiliates and Representatives to, (a) keep confidential all data, reports, trade secrets, proprietary secrets and any other confidential information regarding the other Party and the Business, including underwriting manuals and guidelines, applications, policy forms, agent lists and information, customer lists and information, financial information, investment strategies, reserving practices, claims handling practices and other business practices (collectively, “Confidential Information”), as may have been disclosed to such Party or its Affiliates by or on behalf of the other Party or its Affiliates or as may have been obtained by such Party or its Affiliates by virtue of its direct or indirect ownership interest in the Insurer, and (b) not make competitive use of or disclose such Confidential Information to any other Person, except with the prior written consent of the other Party or as required by Law or Governmental Order; provided that, for the avoidance of doubt, this Section 5.10 shall not prohibit HGTY from disclosing or using any intellectual property (i) owned or licensed by HGTY and its Affiliates or (ii) developed and/or paid for by HGTY or its Affiliates in connection with the Business. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of disclosure by or on behalf of HGTY or Markel in breach of this Section 5.10, (B) is or becomes available on a non-confidential basis from a source other than one of the Parties or its Representatives, provided that such source is not bound by a confidentiality or similar obligation with respect to such information, or (C) is independently developed by or on behalf of HGTY or Markel or any of their respective Affiliates without reliance on Confidential Information regarding the Business provided by the other Party. In the event that HGTY or Markel or any of their respective Affiliates or Representatives is required by applicable Law or Governmental Order to disclose any such Confidential Information, such Party shall, to the extent permitted by Law, promptly notify the other Party in writing so that a protective order and/or other measure to prevent or limit the production or disclosure of such Confidential Information can timely be sought. The limitation set forth in this Section 5.10 shall not prohibit either Party from disclosing such Confidential Information to its independent accountants or auditors provided that such independent accountants or auditors are informed of the confidential nature of such information and instructed to keep such information confidential.
5.11    Transaction Agreements. Unless otherwise agreed or in order to appropriately address requirements under applicable Law, Markel shall not cause or permit any termination, amendment, modification or change to any Transaction Agreement to which neither HGTY nor any of its Affiliates is a party without the prior written consent of HGTY. Markel shall promptly provide written notice to HGTY in the event any such Transaction Agreement is terminated, amended, modified or changed in order to appropriately address requirements under applicable Law.
5.12    Compliance with Law. Each Party agrees that during the period from January 1, 2014 until the Termination Date (except that for Markel with respect to the Insurer, the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.5(a), if applicable) it shall, and shall cause its applicable Affiliates to, conduct the Business in accordance with the terms and conditions of the Transaction Agreements and all applicable Laws.
5.13    Further Assurances. From time to time after January 1, 2014, each Party shall take, or cause to be taken, such other action, and shall execute and deliver, or cause to be executed and delivered, such additional agreements, instruments, conveyances, notices, certificates and other documents, in each case, as the other Party may reasonably request in order to consummate more effectively the transactions contemplated by the Transaction Agreement.
5.14    Notice Obligation.
(a)    Each Party shall promptly give the other Party written notice of (i) any notice or other communication received by such Party or its Affiliates from any Governmental Authority or third party in connection with the transactions contemplated by this Agreement or otherwise related to the Business, (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition, agreement or obligation to be complied with or satisfied by it pursuant to this Agreement and (iii) the occurrence, or failure to occur, of any event, or the existence of any condition, that could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that providing such notice shall not change or affect any covenant, condition, agreement or obligation made by it under this Agreement, nor shall such notice change or affect the rights and obligations or other remedies of the Parties under this Agreement.

(b)    Each Party shall promptly give the other Party written notice (i) in the event that it becomes the subject of a Change of Control and (ii) in the event that it or, with respect to Markel, the Insurer (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a)), or, with respect to HGTY, any of Hagerty Agency, Hagerty Re, the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a)) or any Subsidiary of HGTY that owns an interest in Hagerty Re or in the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a)) becomes the subject of an Insolvency Event.
ARTICLE VI
TERM AND TERMINATION
6.1    Term. The term of this Agreement (as extended or earlier terminated, the “Term”) shall begin on the date of the Original Alliance Agreement and shall continue through December 31, 2028, and shall automatically be extended for successive additional one (1)-year periods, unless terminated (a) in accordance with the terms of this Article VI, (b) by either Party upon written notice to the other Party no later than December 31, 2026, such termination to be effective as of December 31, 2028 or (c) with respect to any successive one (1) calendar year period, no later than twelve (12) months prior to the termination date in respect of such one (1) calendar year period, such termination to be effective at the end of such one (1) calendar year period.
6.2    Termination. This Agreement may be terminated at any time:
(a)    by written agreement of the Parties;
(b)    by HGTY and Hagerty (the “Hagerty Party”) immediately upon written notice to Markel upon the termination of the General Agency Agreement in accordance with its terms;
(c)    by Markel immediately upon written notice to the Hagerty Party upon the termination of the General Agency Agreement in accordance with its terms;
(d)    by the Hagerty Party upon one hundred eighty (180) days prior written notice to Markel if Markel is the subject of a Change of Control; provided that such written notice is received by Markel within one hundred eighty (180) days of the occurrence of such Change of Control;
(e)    by Markel upon one hundred eighty (180) days prior written notice to the Hagerty Party if either of HGTY or Hagerty is the subject of a Change of Control; provided that such written notice is received by the Hagerty Party within one hundred eighty (180) days of the occurrence of such Change of Control;
(f)    by Markel upon written notice to the Hagerty Party:
(i)    if HGTY, Hagerty, Hagerty Agency or Hagerty Re commits a material breach of any of its representations, warranties, covenants or obligations under any

Transaction Agreement that is not remedied within ninety (90) days following the receipt by such Person of written notice of such breach;
(ii)    if HGTY, Hagerty, Hagerty Agency, Hagerty Re, the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a)) or any Subsidiary of HGTY that owns an interest in Hagerty Re or in the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a)) is the subject of an Insolvency Event (which, in the case of prongs (f) and (g) of the definition of Insolvency Event, has not been cured within sixty (60) days after notice to Hagerty; provided, that such cure period shall not be available if such a cure period has been utilized in respect of any of such Persons in the preceding twelve (12) months);
(iii)    if the Insurer terminates the General Agency Agreement “for cause” pursuant to Section 7.02(b) of the General Agency Agreement; or
(iv)    if HGTY or any of its Affiliates has (A) committed fraud or embezzlement in connection with any aspect of the Business, (B) been found by Governmental Order to have violated any material Law in connection with the Business, other than upon reliance on advice of counsel, and such violation is not cured within ninety (90) days following HGTY’s or any of its Affiliates’ receipt of such Governmental Order, (C) committed any act or omission constituting willful misconduct in connection with the Business or (D) been convicted or entered a guilty plea or plea of nolo contendere in connection with any felony involving dishonesty or moral turpitude in connection with the Business.
(g)    by the HGTY Party upon written notice to Markel:
(i)    if Markel or any of its applicable Affiliates commits a material breach of any of its representations, warranties, covenants or obligations under any Transaction Agreement that is not remedied within ninety (90) days following the receipt by such Person of written notice of such breach;
(ii)    if Markel, the Insurer (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a)) or Evanston is the subject of an Insolvency Event (which, in the case of prongs (f) and (g) of the definition of Insolvency Event, has not been cured within sixty (60) days after notice to Markel; provided, that such cure period shall not be available if such a cure period has been utilized in respect of any of such Persons in the preceding twelve (12) months);
(iii)    if Hagerty Agency terminates the General Agency Agreement “for cause” pursuant to Section 7.02(c) of the General Agency Agreement (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a));
(iv)    if Markel or any of its Affiliates has (A) committed fraud or embezzlement in connection with any aspect of the Business, (B) been found by Governmental Order to have violated any material Law in connection with the Business, other than upon reliance on advice of counsel, and such violation is not cured within ninety (90) days following Markel’s or any of its Affiliates’ receipt of such Governmental Order, (C) committed any act or omission constituting willful misconduct in connection with the Business or (D) been convicted or entered a guilty plea or plea of nolo contendere in connection with any felony involving dishonesty or moral turpitude in connection with the Business;
(v)    if the financial strength rating of the Insurer by A.M. Best is lower than “A” (Excellent) for more than one hundred eighty (180) consecutive days (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a)); or
(vi)    (A) if, prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a), any Insurer Permit necessary to conduct the Business in any jurisdiction, or in any combination of jurisdictions, of the United States in which at least ten percent (10%) of the Insurer’s gross direct written premium is generated is forfeited, abandoned, waived, terminated, suspended, cancelled, non-renewed or otherwise not maintained and is not reinstated within thirty (30) days thereafter, or (B) if, prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a), any Insurer Permit necessary to conduct the Business in any other jurisdiction of the United States is forfeited, abandoned, waived, terminated, suspended, cancelled, non-renewed or otherwise not maintained and is not reinstated within one hundred eighty (180) days thereafter.
6.3    Effects of Termination.
(a)    Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.
(b)    In the event of the expiration or termination of this Agreement in accordance with Section 6.1 or Section 6.2, respectively:
(i)    the Relationship shall automatically and immediately be terminated;
(ii)    The Hagerty Party shall promptly either (x) return to Markel or (y) destroy (with the choice between (x) and (y) being at the sole discretion of the Hagerty Party) all relevant data, documents, records and other materials in its possession or control containing Confidential Information of Markel (provided that it may keep one electronic copy of such Confidential Information of Markel for archival purposes only); and
(iii)    Markel shall promptly either (x) return to the Hagerty Party or (y) destroy (with the choice between (x) and (y) being at the sole discretion of Markel) all relevant data, documents, records and other materials in its possession or control containing Confidential Information of the Hagerty Party (provided that it may keep one electronic copy of such Confidential Information of the Hagerty Party for archival purposes only).
(c)    In the event of any termination of this Agreement in accordance with Section 6.2 that gives rise to Hagerty’s right to acquire all of the issued and outstanding capital stock of the

Insurer pursuant to Section 6.4, following receipt of written notice from Hagerty that it is considering exercising its option to purchase all of the issued and outstanding capital stock of the Insurer, Markel shall prepare a reasonably detailed calculation of the Statutory Book Value as of the end of the calendar quarter immediately preceding the Termination Date (or as of the Termination Date if such date is the end of a calendar quarter) and provide written notice (the “SBV Notice”) thereof to Hagerty no later than the last Business Day of the month following the month in which the Termination Date occurs. Hagerty shall have thirty (30) days following its receipt of the SBV Notice to provide written notice (“SBV Notice of Disagreement”) of its disagreement with the calculation set forth in the SBV Notice. If Hagerty does not provide such SBV Notice of Disagreement to Markel within such time period, then the calculation set forth in the SBV Notice shall be final and binding on the Parties. During the thirty (30) days immediately following the delivery of a SBV Notice of Disagreement, the Parties will seek in good faith to resolve any disputes as to the calculations set forth in the SBV Notice. In the event that any such dispute is not resolved within such time period, the Hagerty Party and Markel shall submit its calculation of the Statutory Book Value as of the Termination Date to an Independent Expert. The Parties shall request that the Independent Expert provide its determination of the Statutory Book Value as of the Termination Date within twenty (20) days after the submission of such matter to the Independent Expert, or as soon as reasonably practicable thereafter, and the Independent Expert’s determination of the Statutory Book Value as of the Termination Date shall be final and binding on the Parties. The Independent Expert’s calculation of the Statutory Book Value as of the Termination Date, if not in accordance with the calculation submitted by the Hagerty Party or Markel, shall not be more favorable to the Hagerty Party than the calculation submitted by the Hagerty Party or more favorable to Markel than the calculation submitted by Markel. All fees and expenses relating to the work performed by the Independent Expert pursuant to this Section 6.3(c) shall be shared equally between the Hagerty Party and Markel.
6.4    Acquisition of the Insurer. In addition to the effects of termination described in Section 6.3(b):
(a)    In the event that Hagerty has not exercised its option to acquire the Insurer pursuant to Section 5.5(a) prior to the expiration of the Term in accordance with Section 6.1, and this Agreement is terminated pursuant to Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d), Section 6.2(e), Section 6.2(f)(i), Section 6.2(f)(iii), or Section 6.2(g), at the option of Hagerty, exercisable in its sole discretion by providing written notice (the “Termination Election Notice”) to Markel within thirty (30) days following its receipt of the SBV Notice, Hagerty shall have the right to purchase one hundred percent (100%) of the issued and outstanding capital stock of the Insurer from the Markel Sellers. The purchase price payable by Hagerty or its designee to the Markel Sellers in consideration for such sale and transfer shall be an amount in cash equal to (i) (A) $23,000,000, plus (B) the Statutory Book Value as of the Termination Date, determined on a pro forma basis giving effect to the transactions contemplated by Section 5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f), the distribution and assignment of rights contemplated by Section 5.5(g) and the settlement of claims contemplated by Section 5.5(h), if applicable, minus (ii) the Option Price. Except as otherwise set forth in this Section 6.4(a), all of the terms, conditions and requirements set forth in Section 5.5(a), Section

5.5(d), Section 5.5(e), Section 5.5(f), Section 5.5(g), Section 5.5(h) and Section 5.5(i) shall apply with respect to any sale of all of the issued and outstanding capital stock of the Insurer to Hagerty pursuant to this Section 6.4(a). For purposes of this Section 6.4(a), all references in Section 5.5(d) to the effective date of such acquisition shall be deemed to be references to the later of the Termination Date and the date on which the last remaining agreement is terminated pursuant to Section 5.5(e). The consummation of any acquisition pursuant to this Section 6.4(a) shall occur as promptly as practicable following the delivery of the Termination Election Notice, and in no event later than three (3) Business Days following the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by Hagerty or, at the sole discretion of Hagerty, if later, the date that is three (3) Business Days following the receipt of all applicable Governmental Approvals required to consummate the transactions contemplated by this Section 6.4(a) (including all Governmental Approvals required to effect the transactions contemplated by Section 5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f) and the distribution and assignment of rights contemplated by Section 5.5(g)). Notwithstanding the foregoing, if any such Governmental Approvals are not received within two hundred seventy (270) days of the Termination Date, then (x) the Parties shall use, or cause their respective Affiliates to use, reasonable best efforts to obtain such Governmental Approvals as promptly as practicable, and (y) Hagerty may revoke its election to purchase all of the issued and outstanding capital stock of the Insurer.
(b)    In the event that Hagerty has not exercised its option to acquire the Insurer pursuant to Section 5.5(a) and this Agreement is terminated by HGTY or Hagerty pursuant to Section 6.2(g) (provided, that this Section 6.4(b) shall not apply (x) in the case of Section 6.2(g)(v), if there was no Markel Rating Event, and (y) in the case of Section 6.2(g)(vi), if the forfeiture, abandonment, waiver, termination, suspension, cancellation, non-renewal or failure to maintain the Insurer Permit(s) leading to such termination was caused by any act or omission by HGTY or its Affiliates), without prejudice to any right HGTY or Hagerty may have to receive damages in consequence of breach of this Agreement, at the option of HGTY or Hagerty, exercisable in its sole discretion by providing the Termination Election Notice to Markel within fifteen (15) Business Days following its receipt of the SBV Notice, Hagerty shall have the right to purchase one hundred percent (100%) of the issued and outstanding capital stock of the Insurer from the Markel Sellers. The purchase price payable by Hagerty or its designee to the Markel Sellers in consideration for such sale and transfer shall be an amount in cash equal to (i) 0.90 multiplied by (ii) (A) (I) $23,000,000, plus (II) the Statutory Book Value as of the Termination Date, determined on a pro forma basis giving effect to the transactions contemplated by Section 5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f), the distribution and assignment of rights contemplated by Section 5.5(g) and the settlement of claims contemplated by Section 5.5(h), if applicable, minus (B) the Option Price. Except as otherwise set forth in this Section 6.4(b), all of the terms, conditions and requirements set forth in Section 5.5(a), Section 5.5(d), Section 5.5(e), Section 5.5(f), Section 5.5(g), Section 5.5(h) and Section 5.5(i) shall apply with respect to any sale of all of the issued and outstanding capital stock of the Insurer to Hagerty pursuant to this Section 6.4(b). For purposes of this Section 6.4(b), all references in Section 5.5(d) to the effective date of such acquisition shall be deemed to be references to the later of the Termination Date and the date on which the last remaining agreement is terminated pursuant to Section 5.5(e). The consummation of any acquisition pursuant to this Section 6.4(b) shall occur as promptly as practicable following the delivery of the Termination Election Notice, and in no event later than three (3) Business Days following the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by Hagerty or, at the sole discretion of Hagerty, if later, the date that is three (3) Business Days following the receipt of all applicable Governmental Approvals required to consummate the transactions contemplated by this Section 6.4(b) (including all Governmental Approvals required to effect the transactions contemplated by Section 5.5(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.5(e), the payment of the dividend contemplated by Section 5.5(f) and the distribution and assignment of rights contemplated by Section 5.5(g)). Notwithstanding the foregoing, if any such Governmental Approvals are not received within two hundred seventy (270) days of the Termination Date, then (x) the Parties shall use, or cause their respective Affiliates to use, reasonable best efforts to obtain such Governmental Approvals as promptly as practicable, and (y) Hagerty may revoke its election to purchase all of the issued and outstanding capital stock of the Insurer.
(c)    Nothing in this Section 6.4 shall impact the right of Hagerty to acquire the Insurer pursuant to Section 5.5(a).
6.5    Surviving Obligations. In the event of the expiration or termination of this Agreement in accordance with Section 6.1 or Section 6.2, respectively, this Agreement shall forthwith become null and void, except for the Parties’ rights and obligations which, by their nature, would continue beyond the expiration or termination of this Agreement, including those rights and obligations of the Parties set forth in this Article VI and in Section 5.5(c), Section 5.5(e), Section 5.5(g), Section 5.5(i), Section 5.10, Article VII and Article VIII; provided, however, that the expiration or termination of this Agreement shall not relieve any Party of any liability for breach of this Agreement prior to the Termination Date.
ARTICLE VII
INDEMNIFICATION
7.1    Indemnification by Markel. Markel shall defend, indemnify and hold harmless HGTY and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns, and the Insurer, from and against, and pay or reimburse each such person for, any and all Losses suffered by such persons to the extent arising out of or relating to (a) any breach of, or inaccuracy in, any of the representations or warranties made by Markel in this Agreement, (b) any breach or default in performance by Markel of any covenant, obligation or agreement of Markel contained in this Agreement, and (c) any Liability of the Insurer arising after January 1, 2014 and before the earlier of the Termination Date and the date of any acquisition of the Insurer by Hagerty pursuant to Section 5.5(a), if applicable, that does not arise out of or relate to the Business as conducted by the Insurer following January 1, 2014.

7.2    Indemnification by Hagerty. Hagerty shall defend, indemnify and hold harmless Markel and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns from and against, and pay or reimburse each such person for, any and all Losses suffered by such persons to the extent arising out of or relating to (a) any breach of, or inaccuracy in, any of the representations or warranties made by HGTY or Hagerty in this Agreement, or (b) any breach or default in performance by HGTY or Hagerty of any covenant, obligation or agreement of HGTY or Hagerty contained in this Agreement. In the event that HGTY becomes the direct or indirect owner of one hundred percent (100%) of the issued and outstanding equity interests of Hagerty, HGTY shall become jointly and severally liable for the indemnification provided by Hagerty in this Section 7.2.
ARTICLE VIII
MISCELLANEOUS
8.1    Expenses. Except as otherwise provided in any of the Transaction Agreements, each Party shall pay its own costs, fees and expenses incurred in connection with the preparation and implementation of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the fees and expenses of their respective legal, accounting, financial and other advisors, regardless of whether the transactions contemplated hereby shall be consummated.
8.2    Relationship of the Parties. This Agreement shall not be deemed to constitute (i) the Hagerty Party an agent of Markel or (ii) Markel an agent of the Hagerty Party. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a partnership between the Hagerty Party and Markel.
8.3    Public Announcements. Subject to applicable Law, neither the Hagerty Party nor Markel shall issue any press release or make any public disclosure regarding the transactions contemplated by the Transaction Agreements without the prior approval of Markel or the Hagerty Party, as applicable, which approval shall not be unreasonably withheld or delayed.
8.4    Notices. All notices, requests, claims, demands and other communications to any Party hereunder shall be in writing and shall be given by delivery in person, by overnight courier service, by email (with confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:
(a)    if to Markel:
Markel Group Inc.
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Telephone:    804-747-0136
Attention:    Chief Legal Officer
Email:    Richard.Grinnan@markel.com

With a copy to:
Markel Service, Incorporated
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Attention: Jeff May
Legal Regulatory
Email: jeff.may@markel.com
legalregulatory@markel.com

(b)    if to HGTY or Hagerty:
The Hagerty Group, LLC
141 River’s Edge Drive
Traverse City, Michigan 49684
Telephone: 312-401-7903
Attention: Chief Legal Officer
Email: dchafey@hagerty.com
or such other address or email as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests, claims, demands and other communications shall be deemed received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by overnight courier service, on the day delivered or (iv) if by email, on the day on which such email is sent if sent prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise, on the next succeeding Business Day in the place of receipt.
8.5    Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Missouri, without giving effect to any conflict of law provisions that would permit or require the application of the Laws of another jurisdiction.
8.6    Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    The Parties shall attempt in good faith to resolve any dispute (“Dispute”) arising out of or in connection with this Agreement or the transactions contemplated hereby promptly through negotiations between executive officers of the Parties.
(b)    If the Parties are unable to resolve any Dispute, including a dispute as to the validity or existence of this Agreement, in accordance with Section 8.6(a) within thirty (30) days after the commencement of negotiations, then the procedures outlined in this Section 8.6(b) shall be followed in order to resolve the Dispute. Each Party waives its right to seek relief in any judicial forum.
(i)    The Parties shall engage in a structured dispute-resolution process that consists of mandatory mediation which, if unsuccessful, may be followed by submitting the Dispute to arbitration. The Parties must complete each level of the process outlined in this Section 8.6(b) before proceeding to the next level. Failure of a Party to participate in the structured dispute-resolution process in good faith shall constitute a separate breach of this Agreement, and shall entitle the non-breaching Party to recovery of all reasonable costs and attorney fees incurred in enforcing its rights hereunder.
(ii)    The Party wishing to pursue the claim that has led to the Dispute must provide written notice to the other Parties containing a brief description of the claim. The Parties will then jointly select a mediator by informal agreement. If agreement cannot be reached on appointment of the mediator within thirty (30) days after notice of the claim has been given, the Parties will select a mediator from a panel provided by JAMS, Inc.
(iii)    The mediator shall not have any direct financial or personal interest in the outcome of the mediation. The mediator shall be an active or retired disinterested executive officer of a property and casualty insurance or reinsurance company or an attorney with significant and demonstratable experience in the insurance or reinsurance industry. Before selection, mediator candidates shall disclose potential conflicts of interest.
(iv)    After the mediator is selected, the Hagerty Party and Markel shall agree on a date, time and place for the mediation. However, if the Hagerty Party and Markel fail to agree, the mediator shall schedule the mediation on a Business Day during normal business hours. Unless the Parties agree otherwise, the mediation shall take place in Chicago, Illinois.
(v)    Before the scheduled mediation, the Hagerty Party or Markel may provide the mediator with a brief written summary of the Dispute setting forth such Party’s position concerning all claims relating to such Dispute.
(vi)    The Parties may be assisted or represented by an attorney. Each Party shall ensure that the mediation is attended by a representative of such Party with actual authority to engage in good faith discussions to resolve the Dispute. The mediation shall be a private and confidential meeting of the Parties and the mediator. Without the agreement of the Parties, no one may attend the mediation except the mediator, representatives of the Parties, and their attorneys.
(vii)    The entire mediation process is confidential, except for the fact that the mediation process has taken place, and the Parties, their respective representatives and the mediator shall not disclose to any non-Party the subject of the mediation or any information about the mediation except as may be required by Law, for insurance purposes, or as necessary to enforce this Agreement to mediate. The mediator and any documents and information in the mediator’s possession shall not be subpoenaed by the Parties in any Action relating to the Dispute, and the Parties shall oppose any effort to have the mediator or any such documents or information subpoenaed. The Parties shall not be permitted to make a formal record or transcript, or use any electronic recording device, at the mediation. However, any attendee may make handwritten notes during the mediation.
(viii)    The Hagerty Party, on the one hand, and Markel, on the other hand, will share equally in the costs of the mediation; provided, that each Party will be responsible for its own attorneys’ fees and for costs and expenses incurred by its representatives in preparing for and attending the mediation.
(c)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(d)    If the Parties are unable to resolve the Dispute at mediation, the Party bringing the applicable claim shall provide the other Parties with a written notice that mediation has been unsuccessful and inform such other Parties of its intent (if applicable) to proceed to arbitration in accordance with this Section 8.6(d). The arbitration-request notice must state in particulars all issues to be resolved in the view of the claimant. Within thirty (30) days of receipt of claimant’s notice, the other Parties must notify the claimant in writing of any additional issues to be resolved in the arbitration and of the name of its appointed Arbiter. Unless the Parties agree otherwise, the arbitration shall take place in Chicago, Illinois.
(i)    Arbitration Panel Membership. Markel shall choose one arbiter (an “Arbiter”), and the Hagerty Party shall choose one Arbiter. An umpire (an “Umpire”) shall be chosen by the two Arbiters from a list of ten (10) candidates each (i.e., twenty (20) in total) proposed by Markel, on the one hand, and the Hagerty Party, on the other hand. Each Arbiter and the Umpire shall be an active or retired disinterested executive officer of a property and casualty insurance or reinsurance company or an attorney with significant and demonstratable experience in the insurance or reinsurance industry. The Arbiters and the Umpire shall not have any direct financial or personal interest in the outcome of the arbitration. Each of Markel, on the one hand, and the Hagerty Party, on the other hand, shall choose an Arbiter within thirty (30) days following a written request by the other Party to name an Arbiter. In the event either Markel or the Hagerty Party fails to choose an Arbiter within this time period, the Party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within thirty (30) days following their appointment, then from the Parties’ initial list of proposed ten (10) persons each to serve in this capacity, each of Markel, on the one hand, and the Hagerty Party, on the other hand, shall together continue each to propose groups of five (5) persons (for a total of ten (10) options) to the Arbiters from whom to choose the Umpire, until agreement by the Arbiters on the selection of Umpire has been achieved. The Umpire shall promptly notify in writing all Parties to the arbitration of his or her selection and of the scheduled date for the hearing. Upon resignation or death of any Arbiter or the Umpire, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed pursuant to this Section 8.6(d). As a condition of their appointments, within ten (10) days after their appointment each Arbiter and the Umpire must certify in writing to the Parties that (1) he or she will be strictly bound by the terms of this Agreement, including the provisions of this Section 8.6(d); and (2) his or her schedule presents no scheduling conflict that would prevent the arbitration proceedings from taking place within the timelines and time restrictions set forth in this Section 8.6(d). If any Arbiter or Umpire fails to provide such a written certification, his or her appointment will be deemed terminated and a replacement must be named in a manner consistent with the procedures set forth in this Section 8.6(d).
(ii)    Submission of Briefs and Conduct of Hearing. Each of Markel, on the one hand, and the Hagerty Party, on the other hand, shall submit initial briefs to the Arbiters and the Umpire outlining the issues in dispute, and the basis, authority and reasons for their respective positions within sixty (60) days of the date of the Umpire’s notice of appointment, unless the Parties mutually consent to or the Umpire orders a different date for the submission of the initial briefs. The Parties may submit reply briefs to the Arbiters and the Umpire within twenty (20) days after the filing deadline for the initial briefs, unless the Parties mutually consent to or the Umpire orders a different date for the submission of the reply briefs. In conducting the hearing, cross examination and rebuttal shall be allowed to the full extent permitted under the formal rules of evidence of the State of Missouri. The arbitration panel shall be guided by the formal rules of evidence of the State of Missouri. When the Arbiters and the Umpire look to substantive law, they must follow Missouri law.
(iii)    Arbitration Award. The Arbiters and the Umpire shall make a decision and award based on the terms of this Agreement, the original intentions of the Parties to the extent reasonably ascertainable and the applicable substantive law of Missouri. The decision and award shall be in writing and shall state its factual and legal bases. The Arbiters and the Umpire shall make a decision and award within thirty (30) days following the close of the hearing, unless the Parties consent to an extension. Every decision by the Arbiters and the Umpire shall be by a majority of the members of the arbitration panel, and each decision and award by the majority of the members of the arbitration panel shall be final and binding on all parties to the proceeding.
(iv)    Arbitration Expense. The costs of the arbitration, including the fees of the Arbiters and the Umpire, shall be borne equally by Markel, on the one hand, and the Hagerty Party, on the other hand, unless the Arbiters and the Umpire shall decide otherwise.
(v)    Evidence. Subject to the recognized legal rules of privilege under Missouri law, each Party participating in the arbitration must produce those documents and as witnesses to the arbitration those of its employees and officers, providing always that the witnesses and documents be obtainable and relevant to the issues before the arbitration and that their production not be unduly burdensome or excessive. Each Party must produce within thirty (30) days after receipt of a written request all properly-requested documents required to be produced under this subparagraph that are in that Party’s possession. Each Party must also use reasonable efforts to produce within thirty (30) days or as soon as possible thereafter all properly-requested documents required to be produced under this subparagraph that are not in the Party’s possession, but within their custody or control. The Parties may conduct pre-hearing discovery beginning fifteen (15) days following the submission to arbitration. In the event of any dispute between the Parties regarding the conduct or permissible scope of pre-hearing discovery, or in the event of a Party’s failure to produce documents in a reasonably timely manner, any Party may request the Umpire to resolve the dispute, and the Umpire shall resolve the dispute in the manner he or she determines in his or her sole discretion to be in the interest of fairness, full disclosure and a prompt hearing, decision and award by the arbitration panel but in accordance with the formal rules of evidence of the State of Missouri, including in the case of a Party’s failure to produce documents that are material to the subject matter of the dispute or take other required action in a reasonably timely manner, ordering a delay of the arbitration hearing, a modification of the arbitration briefing schedule, or both. The Umpire shall be the final judge of the procedures of the arbitration panel, the conduct of the arbitration, the rules of evidence, the rules of privilege and production, and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating Party. To the extent permitted by applicable Law, the Arbiters and the Umpire shall have the authority to issue subpoenas and other orders to enforce their decisions. Nothing in this Section 8.6(d) shall be construed to prevent any participating Party from applying to the United States District Court for the Northern District of Illinois, to issue a subpoena or other discovery device to obtain evidence from any person or entity that is not a party to the arbitration.
(vi)    Confirmation of Award. Any Party may apply to a court of competent jurisdiction for an order confirming any interim or final award, and a judgment of that court will thereupon be entered on such award. In the event an interim award is appealed, the arbitration proceeding will continue unless it is stayed by the court or the panel. If an order confirming the panel’s interim or final award is issued, the Party against which confirmation was sought will pay the attorneys’ fees and costs of the Party that applied to the court to confirm the panel’s award, and the Parties will consent to the entry of a judgment for those amounts against the Party opposing confirmation. This provision will not apply, however, where the Party against which confirmation is sought does not resist or prevails against such a confirmation petition.
8.7    Assignment. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by any Party hereto without the prior written consent of the Hagerty Party or Markel, as applicable; provided, that Hagerty may assign any rights hereunder relating to the acquisition by Hagerty of all of the issued and outstanding capital stock of the Insurer to any Person without the prior written consent of Markel so long as any assignee of Hagerty agrees to be bound by the applicable terms of the Transaction Agreements. Any attempted assignment in violation of this Section 8.7 shall be void.

8.8    Third-Party Beneficiaries. Except as set forth in Section 7.1 and Section 7.2, none of the provisions of this Agreement shall confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective permitted successors and assigns.
8.9    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any Party would not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. It is accordingly agreed that, notwithstanding anything to the contrary in Section 8.6, the Parties shall be entitled to seek and obtain injunctive or other equitable relief (including a temporary restraining order, a temporary injunction, a permanent injunction or specific performance) against the Hagerty Party or Markel, as applicable, or HGTY’s or Markel’s Affiliates, agents, assigns or successors for a breach or threatened breach of this Agreement. It is expressly understood by each of the Parties that this injunctive or other equitable relief shall not be the exclusive remedy for any breach of this Agreement and the non-breaching Party shall be entitled to seek any other relief or remedy that either may have by contract, statute, law or otherwise for any breach hereof.
8.10    Severability. If any term or provision of this Agreement is for any reason found invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any remaining portion, which shall remain in full force and effect as if the invalid portion was never a part of this Agreement when it was executed. If the severance of any such part of this Agreement materially affects any rights or obligations of the Parties hereunder, the Parties will negotiate in good faith to amend this Agreement in a manner satisfactory to the Parties.
8.11    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
8.12    Amendments; Waivers; etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of any of the Transaction Agreements, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of any of the Transaction Agreements or to exercise any right or privilege thereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder or thereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.
8.13    Entire Agreement. Subject to Section 8.15, this Agreement shall, as of the date of execution hereof, supersede all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof, and together with the agreements and documents contemplated hereby, contains the entire understanding of the Parties with respect to the subject matter hereof. Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.
8.14    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
8.15    Applicability of this Agreement. Except as expressly set forth herein, (a) the First Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the First Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of the Second Amended Alliance Agreement, (b) the Second Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the Second Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of the Third Amended Alliance Agreement, (c) the Third Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the Third Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of the Fourth Amended Alliance Agreement, (d) the Fourth Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the Fourth Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of the Fifth Amended Alliance Agreement and (e) the Fifth Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the Fifth Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of this Agreement.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of the date first written above.
HAGERTY, INC.
By:    /s/ McKeel Hagerty
Name:    McKeel O. Hagerty
Title:    Chief Executive Officer
THE HAGERTY GROUP, LLC
By:    /s/ McKeel Hagerty
Name:    McKeel O. Hagerty
Title:    Chief Executive Officer
MARKEL GROUP INC.
By:    /s/ Michael Heaton
Name:    Michael R. Heaton
Title:    Executive Vice President and
    Chief Operating Officer